Exhibit 99.1

Creative Medical Technology Holdings Recruits Internationally Renowned Neurologist to Assist in Clinical Development of AmnioStem Stem Cell Therapy for Stroke

Clinical Stage Stem Cell Therapeutics Company Aims to Develop “Universal Donor” Stem Cell “Drug” for Stroke Patients

(Phoenix, AZ - San Diego, CA) Creative Medical Technology Holdings (OTCQB:CELZ) announced the appointment of Santosh Kesari, MD, PhD, FANA, FAAN to the Company’s Scientific Advisory Board. Dr. Kesari will leverage his experience in neurology and clinical trials to assist the Company’s clinical development of its adult stem cell for treatment of stroke. The AmnioStem product is a universal donor stem cell derived from amniotic fluid, which has previously shown therapeutic activity in animal models of stroke1.

The unique stem cell is licensed from University of California San Diego (UCSD), and is the subject of US patent #7,569,385. Safety and efficacy of amniotic fluid derived stem cells has been published in numerous peer-reviewed papers2,3,4. One commercially-relevant aspect of the AmnioStem stem cell is that it is “universal donor”, meaning that it does not need to be matched with recipients, thus allowing for mass scale production and distribution.

“I am enthusiastic to join the clinical development team of Dr. Amit Patel, Director of Clinical Regenerative Medicine and Tissue Engineering at the University of Utah, and Dr. Thomas Ichim, in bringing this novel stem cell to patients suffering from stroke.” Said Dr. Kesari. “Given the previous successes of Drs. Patel and Ichim at taking cellular therapies from bench to bedside, I am confident that we can develop a program that will assist not only stroke patients, but also pave the way for treatment of unmet needs in neurological conditions ranging from neurodegenerative diseases such as Alzheimer’s and Parkinson’s diseases, radiation associated neurotoxicity, to traumatic brain injury.”

“In my opinion Dr. Kesari represents a true translational scientist. He is unique in having over 250 peer reviewed papers ranging from basic scientific findings to clinical trials across neurosciences and oncology. By combining his deep understanding of neurobiology, with practical knowledge of clinical trials approvals and execution, we anticipate a rapid filing of an Investigational New Drug (IND) application with the FDA for this promising treatment for stroke.” Said Timothy Warbington, Chairman, President and CEO of Creative Medical Technology Holdings.

Dr. Kesari is currently Chair and Professor, Department of Translational Neurosciences and Neurotherapeutics, John Wayne Cancer Institute. He is also Director of Neuro-oncology, Providence Saint John’s Health Center and leads the Pacific Neuroscience Research Center at Pacific Neuroscience Institute. Dr. Kesari is ranked among the top 1% of neuro-oncologists and neurologists in the nation, according to Castle Connolly Medical Ltd. Dr. Kesari earned his PhD degree in molecular biology and a MD from the University of Pennsylvania, School of Medicine. He completed his residency in neurology at the Massachusetts General Hospital/Brigham and Women’s Hospital/Harvard Medical School and his neuro-oncology fellowship at the Dana-Farber Cancer Institute in Boston. He was previously assistant professor of neurology at Harvard Medical School/Dana-Farber Cancer Institute/Brigham and Women’s Hospital and then professor of neurosciences at UC San Diego. He is a member of the Society of Neuro-Oncology, American Society of Clinical Oncology, Indian Society of Neuro-Oncology, American Neurological Association, and American Academy of Neurology.

1 Tajiri et al. Therapeutic outcomes of transplantation of amniotic fluid-derived stem cells in experimental ischemic stroke. Front Cell Neurosci. 2014 Aug 13;8:227. https://www.ncbi.nlm.nih.gov/pubmed/25165432

2 Dziadosz et al. Human amniotic fluid: a source of stem cells for possible therapeutic use. Am J Obstet Gynecol. 2016 Mar;214(3):321-7. https://www.ncbi.nlm.nih.gov/pubmed/26767797

3 Loukogeorgakis et al. Stem cells from amniotic fluid--Potential for regenerative medicine. Best Pract Res Clin Obstet Gynaecol. 2016 Feb;31:45-57. https://www.ncbi.nlm.nih.gov/pubmed/26542929

4 Zhou et al. Amniotic fluid-derived mesenchymal stem cells: characteristics and therapeutic applications. Arch Gynecol Obstet. 2014 Aug;290(2):223-31. https://www.ncbi.nlm.nih.gov/pubmed/24744053

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a clinical stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Contact:

Creative Medical Technology Holdings, Inc.

Timothy Warbington, CEO & President

(602) 680-7439

SOURCE Creative Medical Technology Holdings, Inc.